Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
April 25, 2019	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, April 25 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal third quarter ended March 31, 2019. Highlights for the quarter are as follows:

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Consolidated net sales increased 7.3% to a third quarter record of $317.9 million versus $296.2 million last year. Excluding net sales attributed to the acquisitions of Bantam Bagels and Omni Baking Company, both of which closed during our fiscal second quarter, consolidated net sales increased 3.5%.

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Retail net sales improved 0.7% to $153.0 million. Excluding the incremental contribution from Bantam Bagels, Retail net sales were essentially unchanged at $152.1 million as increased sales of frozen garlic bread and shelf-stable dressings and sauces sold under license agreements were offset by reduced sales resulting from the impact of this year’s later Easter holiday, lower flatbread sales and the decision to selectively exit some low-margin private-label business. Retail net sales also reflect favorable net price realization attributed to inflationary pricing, reduced trade spending and lower coupon expense.

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Foodservice net sales grew 14.3% to $164.8 million. Excluding the impact from the Bantam Bagels and Omni Baking acquisitions, Foodservice net sales increased 7.1% led by continued higher sales volumes for national chain restaurant accounts and our frozen pasta products. Incremental Foodservice net sales from the recent acquisitions totaled $2.6 million for Bantam Bagels and $7.9 million for Omni Baking. The sales for Omni Baking are the result of an agreement to supply bread products to an affiliated party of the seller for an interim period of up to two years post-closing.

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Consolidated gross profit improved 11.0% to $75.4 million as influenced by the higher sales volumes, cost savings in manufacturing and procurement attributed to our ongoing lean six sigma program and inflationary pricing partially offset by integration costs for the Omni Baking operations, investments to support expanding retail distribution of Bantam Bagels and higher warehousing costs.

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Selling, general and administrative expenses increased $8.1 million driven by a higher level of investment in retail brand marketing, most notably for New York BRAND Bakery® as we withheld spending behind that brand in the prior year due to disruptions in the supply of our frozen garlic bread products. SG&A expenses also reflect increased investments in personnel and the impact of recent acquisitions.

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•	As influenced by the factors referenced above, consolidated operating income was essentially flat at $37.3 million versus the prior-year’s $37.5 million.

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Net income was $30.6 million, or $1.11 per diluted share, compared to $27.6 million, or $1.00 per diluted share last year. Note that the lower tax rate of 20.8% in the current year compared to the prior-year rate of 27.4% primarily reflects the favorable impact of the Tax Cuts and Jobs Act of 2017 (“Tax Act”).

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The regular quarterly cash dividend paid on March 29, 2019 was maintained at the higher amount of $.65 per share set in November 2018. The company’s balance sheet remained debt free on March 31, 2019 with $187.4 million in cash and equivalents.

For the nine months ended March 31, 2019, net sales increased to $984.1 million compared to $914.8 million a year ago with the acquisitions of Bantam Bagels and Omni Baking accounting for $17.9 million in net sales. Net income for the nine-month period totaled $117.5 million, or $4.26 per diluted share, versus the prior-year amount of $102.9 million, or $3.74 per diluted share. Current-year net income reflects a favorable non-cash reduction to the fair value of the acquisition-related contingent consideration for Angelic Bakehouse, Inc. in the amount of $7.4 million or $.27 per share. The prior-year net income value includes the one-time benefit of $9.2 million or $.33 per share resulting from the re-measurement of the company’s net deferred tax liability under the Tax Act.
CEO David A. Ciesinski commented, “We were pleased to report record net sales for the quarter led by our Foodservice segment. Our lean six sigma program completed another successful quarter with cost savings that helped to offset the higher costs we had anticipated for the integration of the Omni Baking operations and incremental expenditures for product placement and brand marketing in support of increased retail distribution for Bantam Bagels. The higher amount of SG&A expenses also reflects our continued investment in strategic initiatives and personnel to drive the long-term growth of our business. Looking ahead to our fiscal fourth quarter, we expect packaging and certain commodity costs to be modestly inflationary. Our supply chain team will continue in their efforts to offset those costs, including the pursuit of ongoing cost-out initiatives in strategic procurement and savings opportunities in distribution and warehousing. In addition to the contributions from the Bantam Bagels and Omni Baking acquisitions, our fiscal fourth quarter sales will also benefit from the later Easter holiday.”
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, April 25, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.

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About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the ability to successfully grow recently acquired businesses;

•	the extent to which recent and future business acquisitions are completed and acceptably integrated;

•	changes in estimates in critical accounting judgments;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	price and product competition;

•	the reaction of customers or consumers to price increases we may implement;

•	fluctuations in the cost and availability of ingredients and packaging;

•	the impact of customer store brands on our branded retail volumes;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers, distributors and freight transporters;

•	the success and cost of new product development efforts;

•	dependence on key personnel and changes in key personnel;

•	the effect of consolidation of customers within key market channels;

•	the lack of market acceptance of new products;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	the potential for loss of larger programs or key customer relationships;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	the outcome of any litigation or arbitration;

•	efficiencies in plant operations;

•	adequate supply of skilled labor;

•	stability of labor relations;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Net sales	$317,882	$296,174	$984,117	$914,755
Cost of sales	242,485	228,263	736,129	687,430
Gross profit	75,397	67,911	247,988	227,325
Selling, general & administrative expenses	37,981	29,875	109,902	97,005
Change in contingent consideration	88	521	(9,517)	1,514
Operating income	37,328	37,515	147,603	128,806
Other, net	1,329	525	3,682	1,595
Income before income taxes	38,657	38,040	151,285	130,401
Taxes based on income	8,053	10,419	33,746	27,474
Net income	$30,604	$27,621	$117,539	$102,927

Net income per common share: (a)
Basic	$1.11	$1.01	$4.28	$3.75
Diluted	$1.11	$1.00	$4.26	$3.74

Cash dividends per common share	$0.65	$0.60	$1.90	$1.75

Weighted average common shares outstanding:
Basic	27,448	27,405	27,436	27,399
Diluted	27,549	27,458	27,543	27,456

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
NET SALES
Retail	$153,038	$152,011	$502,088	$493,441
Foodservice	164,844	144,163	482,029	421,314
Total Net Sales	$317,882	$296,174	$984,117	$914,755

OPERATING INCOME
Retail	$24,082	$26,324	$102,815	$96,511
Foodservice	17,124	14,297	55,390	42,398
Corporate Expenses	(3,878)	(3,106)	(10,602)	(10,103)
Total Operating Income	$37,328	$37,515	$147,603	$128,806

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2019	June 30, 2018
ASSETS
Current assets:
Cash and equivalents	$187,389	$205,752
Receivables	81,156	72,960
Inventories	93,120	90,861
Other current assets	5,640	9,304
Total current assets	367,305	378,877
Net property, plant and equipment	224,498	190,813
Other assets	294,482	234,801
Total assets	$886,285	$804,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,390	$57,978
Accrued liabilities	38,407	35,789
Total current liabilities	108,797	93,767
Other noncurrent liabilities and deferred income taxes	62,480	58,442
Shareholders’ equity	715,008	652,282
Total liabilities and shareholders’ equity	$886,285	$804,491
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